Exhibit 10.36
AutoWeb, Inc. Human Resources Department 18872 MacArthur Blvd, Suite 200 Irvine, CA 92612-1400 Voice: (949) 225-4572
February 20, 2018

TO:
Ralph Smith
FROM:
Glenn Fuller – EVP, Chief Legal and Administrative Officer and Secretary

RE:
Salary Adjustment

It is a pleasure to inform you of your salary increase. Following is a summary of your salary increase.

Position:
Senior Vice President, Digital Marketing

New Semi-monthly Rate:
$10,625 ($255,000 Approximate Annually)

Effective Date:
February 16, 2018

Your salary increase is conditioned upon your acceptance of the foregoing modifications to the terms and conditions of your employment with AutoWeb, Inc. If you accept these modifications to the terms of your employment, please acknowledge your acceptance in the space provided below.

As a reminder, your employment is at will, not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written amendment to this promotion letter that is executed by both parties (which in the case of the Company, must be executed by the Company’s Chief Legal Officer) and that expressly negates the “at-will” employment status.

Please feel free to call if you have any questions.

AutoWeb, Inc.

By:

/s/ Glenn Fuller______________________________
Glenn Fuller
EVP, Chief Legal and Administrative Officer and Secretary

Accepted and Agreed:

/s/ Ralph Smith_____________________________
Ralph Smith